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                                                                       Exhibit 5

                          Opinion of Alston & Bird LLP
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                        [Alston & Bird LLP Letterhead]


                                August 13, 2001

Harry's Farmers Market, Inc.
1180 Upper Hembree Road
Roswell, Georgia  30076

     Re:  Form S-8 Registration Statement --
          Grants of Stock Options to Jim Drummond and Stephen Whitesmith

Ladies and Gentlemen:

     We have acted as counsel for Harry's Farmers Market, Inc., a Georgia corporation (the "Corporation"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and covering 300,000 shares of the Corporation's Class A Common Stock, no par value ("Common Stock"), that may be issued upon exercise of stock options granted to Jim Drummond and Stephen Whitesmith (the "Options") pursuant to certain Non-Qualified Stock Option Agreements (the "Option Agreements"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     We have examined the Option Agreements, the Articles of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, as amended, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

     As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Corporation and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

     This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those
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matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

     Our opinion set forth below is limited to the laws of the State of Georgia, and we do not express any opinion herein concerning any other laws.

     Based upon the foregoing, it is our opinion that the 300,000 shares of Common Stock covered by the Registration Statement and to be issued upon exercise of the Options, when issued in accordance with the terms and conditions of the Option Agreements under which they were granted, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                              Sincerely,

                              ALSTON & BIRD LLP


                              By:   /s/ Laura G. Thatcher
                                    ------------------------------
                                    A Partner